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                                                                    Exhibit 99.1
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                                                                       ContactS:
                                                                          MEDIA:
                                               David Oboyski, Cerner Corporation
                                                816-201-3009 doboyski@cerner.com
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                                                       Bernadette Di Re, Dynamic
                                                      800 832 3020 bdire@dht.com
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                                                                      INVESTORS:
                                                 Allan Kells, Cerner Corporation
                                                  816-201-2445 akells@cerner.com
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                                                      Christopher Assif, Dynamic
                                                     800 832 3020 cassif@dht.com
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                                                                      WEB PAGES:
                                                           http://www.cerner.com
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                                                              http://www.dht.com
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               CERNER TO ACQUIRE DYNAMIC HEALTHCARE TECHNOLOGIES

KANSAS CITY, MO. and LAKE MARY, FL.-- September 6, 2001 -- Cerner Corporation (Nasdaq: CERN) and Dynamic Healthcare Technologies, Inc. (Nasdaq: DHTI) today announced that Cerner will acquire all outstanding common shares of Dynamic in exchange for approximately 363,000 shares of Cerner stock. In addition, Cerner also will redeem all outstanding Dynamic preferred stock for approximately $2.2 million. The transaction is expected to close in the fourth quarter this year, pending Dynamic shareholder and customary regulatory approvals.

Dynamic provides clinical and diagnostic workflow software and Internet services for pathology, laboratory and radiology services to approximately 640 clients. The company reported 2000 revenues of $25.6 million. Cerner is the industry leader in integrated clinical and financial information systems and services.

"As the impact of genomics on healthcare accelerates over the next five years, the laboratory and pathology activities of healthcare providers will experience significant growth," said Neal Patterson, Cerner's chairman and chief executive officer. "Incorporating elements of Dynamic's strong technology offerings, particularly in pathology, into HNA Millennium's already robust laboratory and anatomical pathology offerings will contribute significantly to Cerner's to ability to meet this demand."
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"The Dynamic transaction supports our vision for health care," continued
Patterson. "Our goal is to achieve knowledge-driven care. The people and technology assets of Dynamic are additional resources that will help ensure that Cerner solutions get the right information to the right person at the right time to deliver the best health care possible."

"We are pleased that as a result of this transaction we will add 200 new client relationships to Cerner," noted Patterson. "Among these are many radiology clients which are likely to find our integrated RIS-PACS offering attractive."

"The Dynamic transaction is consistent with our acquisition strategy, and we expect it to have no financial impact in 2001 and to be modestly accretive in 2002," added Patterson. "We're confident, as with past acquisitions, that we will be successful in integrating the expertise and resources of Dynamic and continue to create shareholder value."

"After a thorough analysis of Dynamic's growth and partnership opportunities, Cerner was the best choice for the people we care most about," said Christopher Assif, Dynamic's chief executive officer. "The leadership of Dynamic feels good about placing our clients, shareholders and associates with Cerner. The healthcare information technology market has changed, significantly impacting smaller, focused suppliers like Dynamic. Large healthcare systems look first for partners like Cerner that can deliver integrated, enterprise-wide solutions, raising considerable challenges for a company of our size. By combining our knowledge assets with Cerner's strength, we can dramatically improve service to our existing clients and effectively address a much larger marketplace."

Cerner Corporation is the leading supplier of clinical and management information and knowledge systems to more than 1,500 health care organizations worldwide. Cerner is working to transform the health care delivery system by increasing the quality of care, improving efficiencies, eliminating medical error and connecting the individual to the system with innovative information solutions. The following are trademarks of Cerner: Cerner, Cerner's logo and HNA Millennium. Nasdaq: CERN, www.cerner.com
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Dynamic Healthcare Technologies is transforming diagnostic medicine through its clinical and diagnostic workflow solutions for pathology, laboratory and radiology services in hospitals, clinics and ambulatory care settings. The company's systems are installed in more than 640 client locations, including half of the nation's "Best Hospitals" and 40% of the "Best Hospitals" in cancer treatment, as reported in US News and World Reports magazine. Dynamic is expanding its reach even deeper into the care process through Internet-based clinical connectivity and application service provider capabilities marketed under the name CoMed. Nasdaq: DHTI, www.dht.com
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This release may contain forward-looking statements that involve a number of risks and uncertainties. It is important to note that Cerner's and Dynamic's performance, financial condition or business could differ materially from those expressed in such forward-looking statements. The words "will acquire", "will redeem", "is expected", "will experience","will contribute","goal", "will help", "will add", "are likely", "expect", "to be","will be" and similar expressions are intended to identify such forward-looking statements. Factors that could affect results relating to the proposed merger include, but are not limited to: the possibility that the parties will be unable to close the contemplated transaction, failure to achieve expected synergies, failure to obtain required regulatory or shareholder approval, and loss of key personnel. Other factors that could cause or contribute to such differences include, but are not limited to: stock prices may be volatile, changes in the health care industry, significant competition, Cerner's or Dynamic's proprietary technology may be subjected to infringement claims or may be infringed upon, regulation of Cerner's or Dynamic's software by the U.S. Food and Drug Administration or other government regulation, the possibility of product-related liabilities, possible system errors or failures or defects in the performance of Cerner's or Dynamic's software. Additional discussion of these and other factors affecting Cerner's or Dynamic's business is contained in Cerner's and Dynamic's periodic filings with
the Securities and Exchange Commission.   Cerner and Dynamic undertake no
obligation to update forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial condition or business over time.

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